Exhibit 12



                       RATIO OF EARNINGS TO FIXED CHARGES


                        Thirteen Weeks Ended                      Fiscal Year Ended
                       -----------------------      -----------------------------------------------
                       AUGUST 26,   August 27,      May 27,   May 28,   May 30,   May 31,   May 25,
                          2001         2000          2001      2000      1999      1998       1997
                       -----------------------      -----------------------------------------------
Ratio of Earnings
  to Fixed Charges        6.03         4.96          5.29      6.25      6.67      5.63       6.54

For purposes of computing the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus pretax earnings or losses of joint ventures plus fixed charges (net of capitalized interest). Fixed charges represent interest (whether expensed or capitalized) and one-third (the proportion deemed representative of the interest factor) of rents of continuing operations.


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